UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 1, 2022

CAPITAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-38671	52-2083046
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)
2275 Research Boulevard, Suite 600, Rockville, Maryland 20850
(Address of principal executive offices) (Zip Code)
(301) 468-8848
Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	CBNK	NASDAQ Stock Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2022, Capital Bank, N.A. (the “Bank”), the wholly-owned subsidiary of Capital Bancorp, Inc. (the "Company"), entered into an employment agreement with Scot R. Browning, President and Chief Lending Officer of the Bank. The employment agreement replaces the prior employment agreement between the Bank and Mr. Browning, dated as of January 1, 2013, which expired on December 31, 2021.

The employment agreement provides for a term of two years. Pursuant to the employment agreement, Mr. Browning is entitled to an annual base salary of $318,250 and is eligible to receive an annual incentive bonus of up to an additional 50% of his base salary, which bonus is payable 25% in stock (which will be subject to transferability restrictions, but not vesting restrictions) and 75% in cash. Mr. Browning is eligible to receive benefits under any employee benefit plans made available by the Bank to senior executives including, but not limited to, retirement plans, supplemental retirement plans, medical, disability, life insurance plans, and any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives. The Bank also provides Mr. Browning with a $750 per month car allowance and reimburses him for the membership fees of certain country clubs. The Bank will also continue Mr. Browning's $250,000 term life insurance policy payable to his designated beneficiaries on death.

Mr. Browning’s employment agreement provides for certain severance benefits upon the occurrence of an event of termination, if Mr. Browning resigns for good reason, or upon an event of termination within one year following a change in control of the Bank during the term of the employment agreement, in each case as defined in his employment agreement. Following an event of termination or such resignation, the Bank shall pay Mr. Browning as severance 18 months of continued base salary. Any earned but unpaid incentive compensation for a prior completed calendar year shall be paid to Mr. Browning in a lump sum no later than two and one half months after the end of the calendar year in which it was earned. Unless the Bank’s Board of Directors determines otherwise, no prorated incentive compensation shall be paid with respect to the year in which the event of termination occurs and no acceleration of vesting of outstanding compensatory equity awards shall be provided, except that if the date of termination is six months or more into a calendar year, Mr. Browning shall be paid a prorated bonus for the portion of the calendar year worked. Additionally, the Bank will continue to cover Mr. Browning under its medical coverage, or under appropriate substitute individual coverages, for 18 months.

The payment of all such severance amounts and benefits is contingent upon Mr. Browning’s timely execution, and non-revocation of, a release of all claims in a form provided by the Bank, and the continued observance of all post-termination obligations contained in the employment agreement.

The foregoing description of Mr. Browning’s employment agreement is a summary and is qualified in its entirety by reference to the employment agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated January 1, 2022, by and between Capital Bank, N.A. and Scot R. Browning (filed herewith)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL BANCORP, INC.

By: /s/ Edward F. Barry
Name: Edward F. Barry
Title: Chief Executive Officer
January 6, 2022

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